Exhibit 99.1

Span-America to Nominate Thomas J. Sullivan to Board of Directors

GREENVILLE, S.C.--(BUSINESS WIRE)--November 18, 2014--Span-America Medical Systems, Inc. (NASDAQ: SPAN) announced that Thomas J. Sullivan will be nominated for election to the Board of Directors at the Company’s next annual meeting, which is expected to be held in February, 2015. Mr. Sullivan currently serves as President, CEO and Director of Symmetry Medical Inc. (NYSE: SMA).

“If he is elected, we look forward to having Tom Sullivan join Span-America’s Board of Directors,” stated Thomas D. Henrion, Chairman of the Board of Span-America Medical Systems, Inc. “He has significant leadership experience across a broad range of healthcare disciplines, including sales and marketing of capital goods in the medical market, encompassing our largest business segment. In addition, his knowledge of the Canadian healthcare markets will be important as we expand our market opportunities for our Canadian subsidiary, M.C. Healthcare Products.”

Mr. Sullivan (age 50) currently serves as President, CEO and Director of Symmetry Medical Inc. (NYSE:SMA). Symmetry Medical is a leading global source of innovative medical device solutions, including surgical instruments, sterilization cases and trays, and orthopedic implants. Prior to joining Symmetry Medical in 2011, Mr. Sullivan was President, Supply Chain & Business Processes, Johnson & Johnson Health Care Systems Inc.; President of Depuy Orthopeadics, Inc., a Johnson & Johnson Company; and President of Johnson & Johnson Medical Products Canada. Mr. Sullivan began his career at Johnson & Johnson in 1990 in the areas of strategic planning and operations. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Management Information Systems. He also holds a Bachelor of Science degree (magna cum laude) in Computer Science and Applied Mathematics from the University of Pittsburgh.

Mr. Sullivan has been nominated to fill the unexpired term of Richard Coggins. Mr. Coggins has submitted his resignation from the Board of Directors to be effective as of the beginning of the 2015 Annual Meeting of Shareholders. Mr. Coggins will continue to serve as Chief Financial Officer, Vice President of Finance and Secretary of the Company, and after the 2015 annual meeting, he will continue to attend Board meetings in his role as Secretary. Span-America’s Board of Directors is limited to nine members. If elected, Mr. Sullivan would serve as a member of the Board of Directors for the remainder of Mr. Coggins’ current term, which expires at the Company’s 2017 Annual Meeting of Shareholders.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk ManagerTM and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of EncoreTM, Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “would,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical and custom products segments, (b) the possibility of disruptions in our consumer products business related to the transfer of our exclusive distribution agreement from Louisville Bedding Company to Hollander Home Fashions in May 2013 as a result of the sale of Louisville Bedding’s utility bedding retail business to Hollander, (c) the possibility of a loss of a key customer or distributor for our products, (d) risks related to international operations and foreign exchange associated with our Canadian subsidiary, (e) the possibility of having material uncollectible receivables from one or more key customers or distributors, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA and Health Canada regulation of medical device manufacturing and (n) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer